Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Third Quarter and Year-To-Date Fiscal 2011 Operating Results

•	Comparative store sales increased 1.5% and 1.9% for the three and nine months ended October 29, 2011.
•	Total Net Sales increased 4.7% and 5.6% during the three and nine months ended October 29, 2011 versus last year.
•	Adjusted EBITDA for the nine months ended October 29, 2011 increased $12.7 million versus last year.

BURLINGTON, NEW JERSEY, December 13, 2011 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries, a nationwide retailer based in Burlington, New Jersey, today announced its results for the third quarter and year to date ended October 29, 2011.

Third Quarter Fiscal 2011 Operating Results

Comparative store sales increased 1.5% and total net sales increased 4.7% to $898.7 million for the three months ended October 29, 2011 compared with last year.  We believe the increase in comparative store sales was primarily driven by our improved merchandise content and customer experience initiatives.  The progress made from these initiatives was good even though many of our regions experienced unseasonably warm temperatures in September and October.

Adjusted EBITDA for the three months ended October 29, 2011 decreased $4.7 million or 7.4% to $58.5 million compared with $63.2 million for the three months ended October 30, 2010.  The decrease in the Company’s Adjusted EBITDA was primarily driven by our decision to make incremental strategic investments in store operations, focused on continuing to improve our customer service and store recovery, and in supply chain, to further support our opportunistic buying model.  In addition, we continued to strengthen our merchant, field management and support teams.

Year to Date Fiscal 2011 Operating Results

Comparative store sales increased 1.9%.  Total net sales increased 5.6% to $2,621.1 million for the nine months ended October 29, 2011 compared with last year.

Adjusted EBITDA for the nine months ended October 29, 2011 increased $12.7 million, or 8.5%, to $162.0 million compared with last year.  The increase in the Company’s Adjusted EBITDA of $12.7 million was primarily driven by our increased sales.

Tom Kingsbury, President and Chief Executive Officer stated, “We are pleased with our 8.5% increase in Adjusted EBITDA for the nine months ended October 29, 2011, which was driven by our sales growth, and most importantly our comparative store sales growth of 1.9%.  The 1.5% comp store sales growth during the quarter marks the sixth out of the last seven quarters with positive comparative store sales.   I would like to thank our store and corporate teams for contributing to this result.”

Third Quarter Fiscal 2011 Conference Call

           The Company will hold a conference call for investors on Monday, December 19, 2011 at 3:00 p.m. Eastern Time to discuss the Company’s third quarter Fiscal 2011 operating results. To participate in the call, please dial 1-800-705-8391. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through December 20, 2011 at 5:00 p.m. Eastern Time. To access the replay, please dial 1-800-633-8284, then the access number, 21563387.  Additionally, a replay of the call will be available for 30 days on the Company’s website (www.burlingtoncoatfactory.com).

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. The Company currently serves its customers through its 477 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in any such forward-looking statements:  competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Burlington Coat Factory Investments Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands)

	Nine Months Ended		Three Months Ended

	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010

REVENUES:
Net Sales	$2,621,094	$2,481,613	$898,663	$858,186
Other Revenue	22,483	21,925	8,140	7,850
Total Revenue	2,643,577	2,503,538	906,803	866,036

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	1,625,163	1,549,042	540,807	527,301
Selling and Administrative Expenses	882,668	835,925	317,134	285,618
Restructuring and Separation Costs	5,621	2,152	431	-
Depreciation and Amortization	113,174	109,195	39,188	36,960
Impairment Charges – Long-Lived Assets	34	510	-	252
Other Income, Net	(7,015)	(10,033)	(1,897)	(3,590)
Loss on Extinguishment of Debt	37,764	-	-	-
Interest Expense (Inclusive of Gain/Loss on Interest Rate Cap Agreements)	97,976	78,350	34,812	24,928
	2,755,385	2,565,141	930,475	871,469

Loss Before Income Tax Benefit	(111,808)	(61,603)	(23,672)	(5,433)

Income Tax Benefit	(47,712)	(23,542)	(13,395)	(2,638)

Net Loss	$(64,096)	$(38,061)	$(10,277)	$(2,795)

EBITDA, Adjusted EBITDA and Adjusted Pre-Tax Loss, Exclusive of the Impact of the Company’s Debt Refinancing

The following tables calculate the Company’s EBITDA (earnings from operations before interest, taxes and depreciation and amortization), Adjusted EBITDA and Adjusted Pre-Tax Loss, Exclusive of the Impact of the Company’s Debt Refinancing (Adjusted Pre-Tax Loss), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDA, as defined in the credit agreement governing the Company’s $1 Billion Senior Secured Term Loan Facility (New Term Loan Facility), starts with consolidated net loss for the period and adds back (i) depreciation, amortization, impairments and other non-cash charges that were deducted in arriving at consolidated net loss, (ii) the benefit for taxes, (iii) interest expense, (iv) advisory fees, and (v) unusual, non-recurring or extraordinary expenses, losses or charges as reasonably approved by the administrative agent for such period.  Adjusted EBITDA is used to calculate the consolidated leverage ratio under the Company’s New Term Loan Facility.  We present Adjusted EBITDA because we believe it is a useful supplemental measure in evaluating the performance of the Company’s business and provides greater transparency into its results of operations.

Adjusted Pre-Tax Loss is a non-GAAP financial measure of the Company’s financial performance.  It is defined as Pre-Tax Loss on a GAAP basis, adjusted for the Loss on Extinguishment of Debt and the incremental interest expense incurred as a result of the new debt instruments.  Adjusted Pre-Tax Loss provides management, including the Company’s chief operating decision maker, with helpful information with respect to the Company’s operations and financial performance.  Adjusted Pre-Tax Loss has limitations as an analytical tool, and should not be considered either in isolation or as a substitute for Pre Tax Loss, or other data prepared in accordance with GAAP.

The Company believes that EBITDA, Adjusted EBITDA and Adjusted Pre-Tax Loss provide investors helpful information with respect to the Company’s operations and financial condition. The Company has provided this additional information to assist the reader in understanding its ability to meet future debt service, fund capital expenditures and working capital requirements and to comply with various covenants in each indenture governing the outstanding senior notes, as well as various covenants related to the senior secured credit facilities which are material to the Company’s financial condition and financial statements.  Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.  The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA, Adjusted EBITDA and Adjusted Pre-Tax Loss may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

 EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	Nine Months Ended		Three Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010

Net Loss	$(64,096)	$(38,061)	$(10,277)	$(2,795)
Interest Expense	97,976	78,350	34,812	24,928
Income Tax Benefit	(47,712)	(23,542)	(13,395)	(2,638)
Depreciation and Amortization	113,174	109,195	39,188	36,960

EBITDA	$99,342	$125,942	$50,328	$56,455

Impairment Charges – Long-Lived Assets	34	510	-	252
Interest Income	(37)	(297)	(37)	(105)
Non Cash Straight-Line Rent Expense (a)	7,915	8,363	3,080	3,639
Advisory Fees (b)	3,196	3,144	1,039	964
Stock Compensation Expense ( c)	4,917	1,333	4,017	496
Amortization of Purchased Lease Rights (d)	670	640	232	217
Severance and Restructuring (e)	5,621	-	431	-
Franchise Taxes (f)	1,232	898	300	300
Insurance Reserve (g)	(2,349)	432	(3,024)	574
Advertising Expense Related to Barter (h)	3,162	1,310	1,558	428
Loss on Disposal of Fixed Assets (i)	1,022	263	577	6
Gain on Investments (j)	-	(240)	-	-
Change in Fiscal Year End Cost (k)	-	587	-	-
Refinancing Fees (l)	(473)	-	28	-
Loss on Extinguishment of Debt (m)	37,764	-	-	-
Litigation Reserves (n)	-	4,923	-	-
Transfer Tax (o)	(20)	1,536	-	-
Adjusted EBITDA	$161,996	$149,344	$58,529	$63,226

Adjusted Pre-Tax Loss, Exclusive of the Impact of the Company’s Debt Refinancing, is calculated as follows:

	Nine Months Ended		Three Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Pre-Tax Loss	$(64,096)	$(38,061)	$(10,277)	$(2,795)
Loss on Extinguishment of Debt	37,764	-	-	-
Incremental Interest Expense (p)	26,768	-	11,589	-
Adjusted Pre-Tax Loss	$436	$(38,061)	$1,312	$(2,795)

During Fiscal 2011, with approval from the administrative agents for the New Term Loan Facility and the ABL Line of Credit, the Company changed the components comprising Adjusted EBITDA such that specific charges associated with the Company’s debt refinancing transaction were added back to consolidated net loss when calculating Adjusted EBITDA.  These changes, summarized in footnote (m) below, resulted in approximately $37.8 million in incremental Adjusted EBITDA for the nine month period ended October 29, 2011 and had no impact on the prior periods presented.  The Company believes that this add-back provides a more accurate comparison to the comparative periods’ performance.

(a)
Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis), in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.

(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.
(c)
Represents expenses recorded under ASC Topic No. 718 “Stock Compensation” during the fiscal periods, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.

(d)
Represents amortization of purchased lease rights which are recorded in rent expense within the Company’s selling and administrative line items, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.

(e)
Represents a severance and restructuring charge resulting from a reorganization of certain positions within the Company’s stores and corporate locations, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.

(f)	Represents franchise taxes paid based on the Company’s equity, as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.
(g)
Represents the non-cash change in reserves based on estimated general liability, workers compensation and health insurance claims as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.

(h)
Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory, as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.

(i)
Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.

(j)
Represents the gain on the Company’s investment in the Reserve Primary Fund (Fund), related to a recovery in the fair value of the underlying securities held by the Fund, as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.

(k)
Represents costs incurred in conjunction with changing the Company’s fiscal year end from the Saturday closest to May 31 to the Saturday closest to January 31 commencing with the transition period ended January 30, 2010.  This change was approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.

(l)	Represents refinancing fees that reduce Adjusted EBITDA per the administrative agents for the New Term Loan Facility and ABL Line of Credit.
(m)
Represents charges incurred in accordance with ASC Topic No. 470, whereby the Company incurred a loss on the settlement of the old debt instruments, as approved the administrative agents for the New Term Loan Facility and ABL Line of Credit.

(n)	Represents charges incurred in conjunction with a non-recurring litigation reserve, as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.
(o)	Represents one-time transfer taxes incurred on certain leased properties, as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.
(p)	Represents the summation of the net incremental interest expense specifically related to the Company’s debt refinancing in February 2011.